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                                                                    Exhibit 10.2

                        NEGOTIATED SEPARATION AGREEMENT
                              AND GENERAL RELEASE

     This Negotiated Separation Agreement and General Release ("AGREEMENT") is made this 31/st/ day of May, 2001, by and between eBT International, Inc. ("eBT" or the "Company") and William Stone, residing at ________________________ (the "Employee"). In consideration for the mutual promises set forth below, the parties agree as follows:

1. The Employee hereby resigns effective May 31, 2001 (the "Termination Date") as an employee and officer of the Company and from any other position that that the Employee may hold with the Company and/or any of its affiliates (including without limitation any position as a director of any subsidiary operating within the United Kingdom).

2. The Employee acknowledges that on or about the Termination Date, a representative of the Company informed him of what he had a right to receive upon the termination of his employment and explained to him that, if he signs this AGREEMENT, and complies with its terms, the Company, after the Effective Date (as defined Paragraph 9) and as separation benefits, will give him the following:

     (i) an amount (the "Severance Payment") not in excess of ONE HUNDRED SIXTY THOUSAND AND 00/100 ($160,000.00) DOLLARS (subject to any applicable payroll deductions and/or withholding) (the "Maximum Severance Payment"). The Severance Payment shall be paid to the Employee in installments commencing on June 15, 2001 and thereafter paid on each alternating Friday within the Severance Period. For purposes of this AGREEMENT, the "Severance Period" shall be the period commencing on the Effective Date and ending on December 31, 2001 or, if earlier, the date on which the Employee accepts employment (including self-employment) with, or engagement as a contractor, consultant, joint venturer or other service provider by, any entity for current or deferred compensation or remuneration in any form. Notwithstanding the preceding sentence, the Employee may engage in employment of a de minimis nature during the Severance Period provided the Employee obtains advance, written consent from the Company to such employment, which consent shall not be unreasonably withheld and provided further that the Company may offset the payments and other benefits provided under this Paragraph 2 by the amount of any compensation to which the Employee becomes entitled as a result of such employment. The amount of each Severance Payment installment shall be the same as the Employee's regular, bi-weekly base salary installments paid prior to the Termination Date, provided however, that if the Severance Period ends on December 31, 2001, then the final installment of the Severance Payment shall be in an amount (subject to any applicable payroll deductions and/or withholding) equal to the difference
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     to between the Maximum Severance Payment and the amounts paid under this
     Paragraph 2(i) prior to such final installment.

     (ii) continued coverage during the Severance Period under each of the Company's insured group life, disability, dental, accident and health plans in which the Employee participated as of the Termination Date, subject to and in accordance with the terms of each such plan, provided that the Employee continues to pay a portion of the insurance premiums and other costs associated with such coverage equal to the portion paid by the Employee as an active employee of the Company. Without limiting the foregoing, nothing in this AGREEMENT shall constitute a promise to provide coverage that is not expressly authorized under the terms of the applicable plan documents, or in any way restrict the rights of the Company to amend, modify or terminate any or all of its employee benefit plans. For purposes of the healthcare coverage continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Employee's "qualifying event" shall be his employment loss on the Termination Date and any coverage continuation provided under this Paragraph 2 shall be considered as part of the Employee's continuation period under COBRA.

     (iii) if the Employee has not accepted employment with, or engagement by, any entity on or before December 31, 2001, and the Employee timely elects to continue his coverage under the Company's group health plan pursuant to COBRA, then the Company shall pay to the Employee, in installments or, at the Company's election, in a lump sum, an amount equal to a portion of the Employee's COBRA premium for the Extended Period (as hereinafter defined), which portion shall be the same pro rata share of the premium paid by the Company for the Employee's coverage under such plan as an active employee. For purposes of this AGREEMENT, the Extended Period shall be the period commencing on January 1, 2002 and ending on May 30, 2002.

     (iv) each written option to acquire stock of the Company (an "Option Agreement") granted to the Employee pursuant to a written stock option plan adopted by the Company's Board of Directors shall, notwithstanding any provisions of the grant or agreement pertaining to such option, be deemed fully vested as of the Effective Date and may be exercised by the Employee on or between the Effective Date and December 31, 2001, provided however that any option that is intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, must be exercised within ninety (90) days after the Termination Date.

     (v) the restrictions on transfer or disposition of any share of Company stock issued to the Employee imposed by a written agreement between the Company and the Employee (a "Restricted Stock Agreement") shall be waived by the Company, provided however, that the Company shall have the option to purchase all, but not less than all, such shares at any time on or prior to July 31, 2001 at the fair market value of such shares as at the date of such purchase by the Company. For purposes of this Paragraph 2(v), the fair market value of the restricted shares shall be the average

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     closing price reported with respect to the shares for the ten (10) trading days immediately preceding the date on which the option is exercised.

     (vi) a lump sum payment of TEN THOUSAND AND 00/100 ($10,000) DOLLARS (subject to applicable withholding and deductions) to be used to obtain outplacement services or for such other purposes as the Employee may elect, which amount shall be paid within sixty (60) days after the Effective Date.

All payments (including, without limitation, the Severance Payment) to be made to the Employee and benefits to be made available to the Employee in accordance with the terms of this AGREEMENT, and the performance by the Company of its other obligations hereunder, shall be conditioned on the Employee's continued compliance with the covenants set forth in this AGREEMENT.

3. This AGREEMENT shall inure to the benefit of and be binding upon the Company and the Employee, and their respective successors, executors, administrators, heirs and permitted assigns.

4. In consideration of the promise of the Company as set forth in paragraph 2, the Employee hereby, on behalf of himself, his executors, heirs, administrators, assigns and anyone else claiming by, through or under him, waives, releases, covenants not to sue and forever discharges the Company, its predecessors, successors, related corporations, parents, subsidiaries, divisions, employee benefit plans and affiliated organizations, and their respective present and former trustees, officers, directors, representatives, agents, shareholders, employees and attorneys (hereinafter "Releasees" ), and each and all of them of, from and with respect to any and all debts, demands, actions, causes of action, suits, covenants, contracts, agreements, promises, torts, damages, claims, demands and liabilities whatsoever of any name and nature, both in law and in equity (hereinafter "Claims") which he now has, ever had, or may in the future have against each or any of the Releasees by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date of this AGREEMENT (as defined in Paragraph 9), including, but not limited to, any Claims arising out of, based upon or connected with his employment by the Company, the compensation and working conditions for that employment and/or the termination of that employment and any Claims that may exist under federal, state or local laws, including, but not limited to, any Claims based on race, disability, color, national origin, marital status, age or sex. The foregoing waiver and release includes, without limitation, a waiver and release of any rights and Claims that the Employee may have under Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974 ("ERISA"); the Worker Adjustment and Retraining Notification Act; and the Age Discrimination in Employment Act of 1967, as amended, except that this AGREEMENT does not waive or release any rights or claims (i) for indemnification, to the extent provided under the terms of the Company's by-laws or any written indemnification agreement between the Employee and the Company, with respect to actions taken by the Employee in his capacity as an employee and/or officer of the Company, (ii) to employee benefits to which the Employee

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is entitled pursuant to Paragraph 2 and/or under the terms of any employee pension benefit plan within the meaning of section 3(2) of ERISA maintained by the Company, or (iii) to enforce the terms of this AGREEMENT.

5. The Employee declares that he has not filed or caused to be filed any complaints, charges or claims against any of the Releasees with any local, state or federal court or administrative agency which are currently outstanding. If he has done so, however, he will cause all such complaints, charges or claims to be dismissed with prejudice before the Effective Date of this AGREEMENT, as defined in Paragraph 9. The Employee further agrees and covenants that he will not file or cause to be filed any complaints, charges or claims against any of the Releasees concerning or arising out of events occurring prior to the Effective Date of this AGREEMENT. If the Employee violates any provision of this AGREEMENT including, without limitation, the provisions of this Paragraph 5, all money paid and the value of all other benefits provided pursuant to Paragraph 2 (including, without limitation, all gain realized upon the disposition of any stock acquired in connection with Paragraph 2(iv) or 2(v)) will be repaid to the Company upon demand, and the Company shall have the right, if it so elects within sixty (60) days after the Company acquires actual knowledge of such violation, to purchase all Company stock, or any portion thereof, held by the Employee at the stock's fair market value (determined in accordance with Paragraph 2(v)) as at the date of such purchase by the Company or, if less, the price paid by the Employee for the shares.

6. The Employee will not disclose any of the terms and conditions of this AGREEMENT to any person other than his attorney, tax advisor or spouse except as may be required by compulsory process of law. If the Employee violates this Paragraph, all money paid pursuant to paragraph 2 will be repaid to the Company upon demand. Without limiting the Company's rights, the Company may disclose the terms and conditions of this AGREEMENT if and to the extent such disclosure is deemed necessary or appropriate by the Company's Board of Directors, including without limitation, such disclosure as may be necessary or appropriate in connection with any proxy statement prepared by or on behalf of the Company.

7. In further consideration of the promise of the Company as set forth in Paragraph 2, the Employee agrees to (i) cooperate fully with the Company in each and every investigation, arbitration, litigation or other proceeding conducted by the Company or to which the Company is a party, which is initiated or conducted, in whole or in part, at any time between the Effective Date and December 31, 2003, if and to the extent requested to do so by the Company, including without limitation, participation in any such proceeding as a witness,
(ii) be available to provide information and otherwise assist in the preparation of any proxy statement prepared by or on behalf of the Company, and (iii) be available to provide information and otherwise assist in connection with the Company's liquidation, dissolution and winding down. The Company shall reimburse the Employee for reasonable and necessary expenses incurred by the Employee in connection with this Paragraph 7, provided such expenses are approved by the Company, which approval shall not be withheld unreasonably. If the services required under this Paragraph 7 are substantial and rendered after May 30,

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2002, then the parties shall negotiate a reasonable consulting fee for such services provided after such date.

8.   The Employee acknowledges that he has been given a full and fair
opportunity to consider this AGREEMENT.   The Employee is hereby advised to
consult with an attorney before signing this AGREEMENT.

9. From the date that he receives this AGREEMENT, the Employee has until May 31, 2001 (or such later date as the Company may establish in writing) to consider it. Should he sign the AGREEMENT on or before such date, the AGREEMENT shall become effective and enforceable upon such signature (the "Effective Date"). Should the Employee fail or refuse to sign this AGREEMENT within the time period permitted by the Company, then this AGREEMENT shall be null and void.

10. This AGREEMENT is the entire AGREEMENT between the Company and the Employee and may only be modified in a writing signed by the parties. This AGREEMENT will be governed by the laws of the State of Delaware. This AGREEMENT supercedes all prior agreements and understandings between the parties including without limitation each and every employment agreement, excepting only those provisions, if any, of (i) any prior agreements restricting the Employee's ability to disclose proprietary information of the Company, (ii) except as otherwise provided herein, any Option Agreement or Restricted Stock Agreement, and (iii) any indemnification agreement described in Paragraph 4.

11. If any provision of this AGREEMENT is ruled to be unenforceable or invalid by a court of competent jurisdiction, then the remainder of this AGREEMENT will remain in full force and effect, provided however that if the Employee or anyone acting on behalf or for the benefit of the Employee, directly or indirectly, seeks to invalidate or render unenforceable any provision of this AGREEMENT, and any such provision is consequently ruled to be unenforceable or invalid by a court of competent jurisdiction, then, at the Company's election, the AGREEMENT shall be deemed null and void and all money and things of value provided to the Employee under this AGREEMENT shall be returned immediately to the Company.

12. The Employee states that he has read and understands this AGREEMENT, that he is accepting its terms and that he is executing it knowingly, voluntarily, without coercion and as his own free act and deed.

eBT International, Inc.


By /s/ Stephen O. Jaeger
  --------------------------
   Stephen O. Jaeger
Its Chairman

/s/ William Stone
----------------------------
 William Stone

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